EXHIBIT 99.1

PRESS RELEASE

Contact:	Mark E. Hood Senior Vice President, Chief Financial Officer
Phone:	(314) 633-7255

Panera Bread Reports Earnings Per Share Increased 36% to $0.34 In The Fourth Quarter and
Increased 38% to $1.01 Before Accounting Change For Full year 2003

HIGHLIGHTS:

•	FULL YEAR 2003 EARNINGS PER SHARE INCREASED 38% TO $1.01

•	131 BAKERY-CAFES OPENED IN 2003 AVERAGED ANNUALIZED SALES OF $1,951,000

•	PANERA BREAD SYSTEM REACHES 602 BAKERY-CAFES

•	COMPANY TO EXPENSE JOINT VENTURE BUY-OUT COMPENSATION ($0.02 IMPACT) AND AS A RESULT REVISES 2004 EARNINGS OUTLOOK TO $1.29

St. Louis, MO, February 19, 2004 – Panera Bread Company (Nasdaq:PNRA) today reported earnings per diluted share increased 36% to $0.34 for the 12 weeks ended December 27, 2003 compared to $0.25 for the 12 weeks ended December 28, 2002. Net income for the 12 weeks ended December 27, 2003 increased 39% to $10,396,000 compared to $7,500,000 for the 12 weeks ended December 28, 2002.

Net income for the 52 weeks ended December 27, 2003 increased 40% to $30,409,000 compared to $21,765,000 for the 52 weeks ended December 28, 2002. Net income for the 52 weeks ended December 27, 2003 reflects an after tax charge of $0.2 million, or $0.01 per share, recorded in the first quarter for the cumulative effect of a change in accounting principle for the adoption of SFAS 143 “Accounting for Asset Retirement Obligations”. SFAS 143 requires the Company to record an estimate for retirement obligations that may be incurred at the end of the lease terms of existing bakery-cafes or other facilities. For the 52 weeks ended December 27, 2003 earnings per diluted share before the cumulative effect of the accounting change was $1.01, a 38% increase from 2002’s earnings per diluted share of $0.73.

Company and franchise revenues for the 12 and 52 weeks ended December 27, 2003 compared to the 12 and 52 weeks ended December 28, 2002 are as follows:

	12 Weeks Ended	12 Weeks Ended	Percentage
	December 27, 2003	December 28, 2002	Increase
Company revenues	$94,678,000	$73,002,000	30%
Franchise revenues	$184,642,000	$146,665,000	26%

	52 Weeks Ended	52 Weeks Ended	Percentage
	December 27, 2003	December 28, 2002	Increase
Company revenues	$355,886,000	$277,752,000	28%
Franchise revenues	$710,980,000	$542,624,000	31%

System-wide comparable bakery-cafe sales decreased 0.3% for the 12 weeks ended December 27, 2003 (1.9% increase for company-owned and 1.2% decrease for franchised bakery-cafes).

For the 52 weeks ended December 27, 2003 system-wide comparable bakery-cafe sales increased 0.2% (1.7% increase for company-owned and 0.4% decrease for franchised bakery-cafes). Comparable bakery-cafes include those bakery-cafes that have been open for at least 18 four-week periods.

System-wide annualized average unit volumes for the 52 weeks ended December 27, 2003 increased by 0.7% to $1,852,000. A summary of system-wide average weekly sales and operating weeks is as follows:

	52 Weeks Ended	52 Weeks Ended	Percentage
	December 27, 2003	December 28, 2002	Increase
Average weekly sales	$35,620	$35,388	0.7%
Operating weeks	27,426.8	21,333.2	29%

As of December 27, 2003, there were 602 Panera Bread bakery-cafes open. During the 12 weeks ended December 27, 2003, 45 new Panera Bread bakery-cafes were opened, 1 franchised bakery-cafe was closed, and the Company acquired 10 franchised bakery-cafes. The breakdown of operating bakery-cafes follows:

	Company-owned	Franchised	Total System
Bakery-cafes as of October 4, 2003	149	409	558
Bakery-cafes opened	14	31	45
Bakery-cafes closed	—	(1)	(1)
Bakery-cafes acquired (sold)	10	(10)	—

Bakery-cafes as of December 27, 2003	173	429	602

Business Review – 2003 Results

Ron Shaich, chairman and chief executive officer, commented, “We are pleased with our fourth quarter and full year 2003 results. Our 2003 earnings per share, before the cumulative effect of a change in accounting principle, increased 38%, which follows an increase of 59% in 2002. These results are especially gratifying as we were able to exceed our original earnings per share target of $0.99 in an environment that produced only modest comparable store sales growth.”

Shaich continued, “Development activity and continued very strong average unit volumes fueled our earnings growth in 2003. During the fourth quarter we opened 45 bakery-cafes (14 company and 31 franchise) bringing our 2003 total openings to 131 bakery-cafes (29 company and 102 franchise). We exceeded our store growth target (which was 120 bakery-cafes) by 11. At $1,951,000, the annualized average unit volume of the 131 units opened in 2003 was well ahead of our new unit volume target and contributed significantly to the 150 basis point improvement in our operating margins.”

Shaich added, “We are pleased that we were able to increase annualized average unit volumes while expanding the number of bakery-cafes in our system by 26% in the last year. Each of these accomplishments represent new milestones in our continued rollout of the Panera concept. The commitment and the intense efforts of our franchisee area developers and our Panera associates has enabled us to produce these results. Additionally we view our rapid growth, while maintaining industry leading average unit volumes, as a testament to the broad consumer acceptance of the Panera concept and a reflection of the depth of development potential that exists for the Panera concept across this country.”

Change in Joint Venture Accounting Treatment

The Company has elected to utilize a compensation model in accounting for its new joint venture program, rather than the minority interest accounting model previously planned. The Company will account for the buy-out expense of the program over the period that the incentives will vest, thus incurring an incremental $(0.02) per diluted share of non-cash accruals for 2004.

Mark Hood, chief financial officer, commented: “The SEC has recently required other companies in the industry with similar programs to modify their accounting and restate prior results. This has lead to great concern among industry practitioners. Since we are in the early stage of rolling out our new joint venture program we believe that making a change now avoids any discussion relative to the proper accounting and any possibility of later restatement. For us this change represents the most appropriate and conservative course of action.”

Business Outlook – 2004 Expectations

The Company is today revising its 2004 earnings per diluted share target to $1.29 to reflect the change in accounting for its joint venture partner program. The $1.29 earnings target assumes new unit annualized average volumes of $1.9 million, comparable sales growth of 2% with comps building throughout the year, and 145 new bakery-cafes.

The Company believes that its investors are best served by stating its annual earnings target as a range, accompanied by information on the key metrics that influence performance relative to that range. The Company’s targeted range for 2004 earnings per diluted share is $1.28 to $1.30. This range is based on new unit annualized average volumes of $1.85 to $1.95 million, comparable sales growth of 1% to 3%, and new bakery-cafe development of 140 to 150.

The new store development range results from the Company raising its 2004 new company unit development to a target of 45 to 55 bakery-cafes, which, when added to 95 projected franchise bakery- cafes, results in a system target of 140 to 150 bakery-cafes.

The Company will report first quarter earnings results on Thursday, May 13th. First quarter earnings per diluted share are currently targeted at $0.31. Targeted first quarter earnings reflect the impact of the accounting change noted above, and the start-up and ramp-up costs of the 9 company bakery-cafes opened in December, 2003, and the 10 company bakery-cafes anticipated to be opened in the first quarter.

Information included in this release includes commentary on franchised and system-wide comparable bakery-cafe sales increases, system-wide average weekly sales, and annualized average unit volumes. Management believes such system-wide sales information, particularly average weekly sales and annualized average unit volumes, is useful in assessing consumer acceptance of the Company’s bakery-cafe concept as it measures the impact of both comparable bakery-cafes and new bakery- cafes. Franchise sales information also provides an understanding of the Company’s revenues as royalties from franchisees are based on their sales.

The Company will discuss these results in a conference call today, February 19, 2004, at 8:00 AM Eastern Standard Time. To access the call or view a copy of this release, which will be archived for one year, go to http://www.panerabread.com/about_investor.aspx.

Panera Bread Company owns and franchises bakery-cafes under the Panera Bread and Saint Louis Bread Co. names. Additional information is available on the company’s website, www.panerabread.com.

Matters discussed in this news release, including any discussion or impact, express or implied, on the Company’s anticipated growth, operating results and future earnings per share contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The statements identified by the words “believe”, “positioned”, “estimate”, “project”, “target”, “continue”, “will”, “intend”, “expect”, “future”, “anticipates”, and similar expressions express management’s present belief, expectations or intentions regarding the Company’s future performance. The Company’s actual results could differ materially from those set forth in the forward-looking statements due to known and unknown risks and uncertainties and could be negatively impacted by a number of factors. These factors include but are not limited to the following: the availability of sufficient capital to the Company and the developers party to franchise development agreements with the Company; variations in the number and timing of bakery-cafe openings; public acceptance of new bakery-cafes; competition; national and regional weather conditions; changes in restaurant operating costs, particularly food and labor; and other factors that may affect retailers in general. These and other risks are discussed from time to time in the Company’s SEC reports, including its Form 10-K/A for the year ended December 28, 2002.

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share amounts)

	For the 12 weeks ended		For the 52 weeks ended
	December 27,	December 28,	December 27,	December 28,
	2003	2002	2003	2002
Revenues:
Bakery-cafe sales	$70,910	$54,706	$265,933	$212,645
Franchise royalties and fees	9,678	7,793	36,245	27,892
Fresh dough sales to franchisees	14,090	10,503	53,708	37,215

Total revenue	94,678	73,002	355,886	277,752
Costs and expenses:
Bakery–cafe expenses:
Cost of food and paper products	18,844	14,920	73,727	63,255
Labor	21,480	16,213	81,152	63,172
Occupancy	4,687	3,501	17,990	14,619
Other operating expenses	9,439	6,859	36,804	27,971

Total bakery–cafe expenses	54,450	41,493	209,673	169,017
Fresh dough cost of sales to franchisees	12,275	9,210	47,151	33,959
Depreciation and amortization	5,159	3,794	19,487	13,965
General and administrative expenses	4,964	6,358	28,140	24,986
Pre-opening expense	697	260	1,531	1,051

Total costs and expenses	77,545	61,115	305,982	242,978
Operating profit	17,133	11,887	49,904	34,774
Interest expense	12	7	48	32
Other expense (income), net	638	20	1,227	287
Minority interest	111	49	365	180

Income before income taxes and cumulative effect of accounting change	16,372	11,811	48,264	34,275
Income taxes	5,976	4,311	17,616	12,510

Income before cumulative effect of accounting change	10,396	$7,500	30,648	$21,765
Cumulative effect to December 28, 2002 of accounting change, net of applicable tax benefit	—	—	239	—

Net income	$10,396	$7,500	$30,409	$21,765

Per share data:
Basic earnings per common share:
Before cumulative effect of accounting change	$0.35	$0.26	$1.03	$0.75
Cumulative effect of accounting change	—	—	(0.01)	—
Net income	$0.35	$0.26	$1.02	$0.75
Diluted earnings per common share:
Before cumulative effect of accounting change	$0.34	$0.25	$1.01	$0.73
Cumulative effect of accounting change	—	—	(0.01)	—
Net income	$0.34	$0.25	$1.00	$0.73
Weighted average shares of common and common equivalent shares outstanding:
Basic	29,962	29,217	29,733	28,923
Diluted	30,739	30,236	30,423	29,891

PANERA BREAD COMPANY
CONSOLIDATED STATEMENT OF OPERATIONS
MARGIN ANALYSIS
(unaudited)

The following table sets forth the percentage relationship to total revenues, except where indicated, of certain items included in the Company’s consolidated statements of operations for the period indicated. Percentages may not add due to rounding.

	For the 12 weeks ended		For the 52 weeks ended
	December 27,	December 28,	December 27,	December 28,
	2003	2002	2003	2002
Revenues:
Bakery-cafe sales	74.9%	74.9%	74.7%	76.6%
Franchise royalties and fees	10.2	10.7	10.2	10.0
Fresh dough sales to franchisees	14.9	14.4	15.1	13.4

Total revenues	100.0%	100.0%	100.0%	100.0%
Costs and expenses:
Bakery–cafe expenses (1):
Cost of food and paper products	26.6%	27.3%	27.7%	29.7%
Labor	30.3	29.6	30.5	29.7
Occupancy	6.6	6.4	6.8	6.9
Other operating expenses	13.3	12.5	13.8	13.2

Total bakery-cafe expenses	76.8%	75.8%	78.8%	79.5%
Fresh dough cost of sales to franchisees (2)	87.1%	87.7%	87.8%	91.3%
Depreciation and amortization	5.4	5.2	5.5	5.0
General and administrative expenses	5.2	8.7	7.9	9.0
Pre-opening expenses	0.7	0.4	0.4	0.4

Total costs and expenses	81.9	83.7	86.0	87.5

Operating profit	18.1	16.3	14.0	12.5
Interest expense	—	—	—	—
Other expense (income), net	0.7	—	0.3	0.1
Minority interest	0.1	0.1	0.1	0.1

Income before income taxes and cumulative effect of accounting change	17.3	16.2	13.6	12.3
Income taxes	6.3	5.9	4.9	4.5

Income before cumulative effect of accounting change	11.0	10.3	8.6	7.8
Cumulative effect to December 28, 2002 of accounting change, net of tax	—	—	0.1	—

Net income	11.0%	10.3%	8.5%	7.8%

     (1) As a percentage of Company bakery-cafe sales.

     (2) As a percentage of fresh dough sales to franchisees.